Exhibit 99.1

93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Announces Leadership Changes

Carol P. Wallace Named Chairman of the Board of Directors of CTWS

David Benoit Named Interim President and CEO of CTWS

Clinton, Connecticut, September 28, 2017 --The Board of Directors of Connecticut Water Service, Inc. (“CTWS” or “the Company”) announced today that they accepted the resignation of Eric W. Thornburg as Chairman, President and CEO of the Company, and unanimously approved David C. Benoit to serve as the Interim President and CEO of the Company, its Connecticut operating subsidiaries and CEO of the Maine subsidiary effective immediately. Richard Knowlton will remain the President of the Company’s Maine operating subsidiary, Maine Water Company.

Mr. Benoit, who is a Certified Public Accountant and holds an MBA from the University of Hartford and an undergraduate degree from Central Connecticut State University, has been the Company’s Senior Vice President and Chief Financial Officer (CFO). David has more than 30 years of experience with regulated utility companies including gas and electric, and has been the CFO at CTWS for 21 years. He has been instrumental in driving the Company’s business strategy and ensuring the financial integrity of the organization. He has played a key role in the more than 30 acquisitions that CTWS has completed during his tenure as CFO, including the large acquisitions in Maine in 2012, and two acquisitions in Connecticut this year. Mr. Benoit is recognized and respected among shareholders, regulators, analysts, and the investment community.

The Board also elected Carol P. Wallace to serve as Chairman of the Board of Directors of CTWS. Ms. Wallace has served on the CTWS Board since 2003 and has also been CTWS’s Lead Independent Director since 2013. She has an extensive business background, serving as the President and CEO of the Cooper-Atkins Corporation, a provider of temperature monitoring systems for the global Foodservice and Healthcare markets. Mr. Thornburg will remain with CTWS through October 15th, working with Mr. Benoit and Ms. Wallace and the team of employees at the Company on the transition.

Ms. Wallace commented, “David has been the architect of our financial success over the past two decades and we are thrilled that he has agreed to step into this leadership role for the organization. He has been a part of the Company’s executive leadership team and is committed to maintaining our successful growth strategy, our company culture, and tradition of service.” She continued, “We have complete confidence that David will provide great leadership for the organization and be a good steward of our shareholders’ investments in the Company. We will maintain our business strategy and trust that the Company will continue its trajectory of consistent performance for shareholders, world-class customer service, and high employee satisfaction under David’s leadership. The Board will continue to assess its long-term leadership strategy.”

“I am honored to be asked to serve as Interim President and CEO for Connecticut Water Company” said Mr. Benoit. We have an outstanding team of employees at the Company, with strong executives and senior leaders, who are passionate about water service. Together we will build on a well-established foundation and continue our strategy of serving customers, employees and delivering value for our shareholders.”

“We wish to thank Eric for his service and his contribution to our success over the past 11 years and wish him well in his future service to the water industry,” said Ms. Wallace. Since 2012, CTWS has set the pace in customer growth through acquisitions across the water industry, having grown over 45% during that period, including two acquisitions completed in 2017. The average return to shareholders for the past five years has been 19% per year and has consistently ranked among the industry best. CTWS’s net income has grown an average of 16% per year since 2011. Ms. Wallace noted, “Mr. Thornburg and his team successfully drove a strategy that has allowed us to consistently deliver value for our shareholders, while honoring our commitments to customers, communities, employees and the environment.”

Mr. Thornburg commented, “It has been my privilege to lead Connecticut Water, and I am confident as I move on to other opportunities that the organization, its leadership team, and employees are exceptionally well-equipped to continue delivering the high value that its customers and shareholders expect.”

CTWS has paid a dividend for 61 consecutive years and increased that dividend payment for 48 consecutive years. It was also recently recognized by NASDAQ for having exceeded gender equity on its board with women making up over 65% of the board. The Company has an experienced executive leadership team, with an average of nearly 25 years of service in regulated utilities, and is poised to move the organization forward.

CTWS is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS. Through its regulated utility subsidiaries, Connecticut Water Company, Maine Water Company, Avon Water Company, and Heritage Village Water Company, CTWS serves more than 134,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operations, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

News media contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street, Clinton, CT 06413-1600

(860) 664-6016